Exhibit 99.1

Bio-Solutions Corp Grants 1/5 Dividend To Shareholders

Montréal, Canada, June 25th , 2010. Bio-Solutions Corp. (BISU: OTCBB), is honoured and  pleased  to announce  that company along with company directors  have unanimously  decided to grant a 1 for 5 one time  stock dividend.   For every 5 shares an investor holds, one share will be granted by the company.  These shares will be payable on July 1, 2010 to all shareholders as of close of market on the record date of June 29th 2010.

CEO and President Gilles Chaumillon stated, “ This one time stock dividend is a small demonstration  of the company's way of giving back to all of our Loyal Shareholders.  We believe our shareholders have been an understanding   and patient group of investors while we have continued to implement our business plan.  ”

We have been dealing with various African governmental bodies, and we are currently in negotiations in 4 countries Congo, Burkina Faso, Niger and Mali.  We hope to have agreements for our Flagship product GREENEX™ and our Secondary product NutraAnimal™, in those countries mentioned above.

“GREENEX™ is an Organic Insecticide available in both solid and liquid form, which we believe neutralizes and eradicates up to 98% of the mosquito larvae, within a 24 hour period. Malaria is one of the most dangerous diseases transmitted by mosquitoes. Over 300 million people are infected by this disease and more than one million children under the age of five years die from Malaria each yea.r Malaria is the forefront of priorities for the (WHO) World Health Organization.” stated the Doctor Chaumllion.

NutraAnimal™ our Secondary product boosts poultry growth.  After 2 years of tests with a veterinary expert, Chicken integrators can now take advantage of a safe and natural supplement for their poultry.

NutraAnimal™ is a  milled supplement composed of active ingredients of organic marine source. We believe this product represents a natural alternative to be used as a growth promoter. Our preliminary results have shown that by supplementing the chicken's diet with NutraAnimal™, feed conversion rate was improved by up to 10% with a chicken weight increase of 7%, while decreasing the mortality by more than 50%.

Again, CEO Gilles Chaumillon and Bio-Solutions Corp would like to thank our loyal and supportive shareholders; this stock dividend is our small way of saying thank you for standing behind Bio-Solutions Corp.

For more information on Bio-Solutions Corp. and its products, please visit the company's website at www.bio-solutionscorp.com

Forward-Looking Statements

This press release contains forward-looking statements made pursuant to the safe harbour provisions of the U.S. Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which could cause the Bio-Solutions' actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, among others, the availability of funds and resources to pursue R&D projects, the successful and timely completion of studies, the ability of the Company to take advantage of business opportunities in the biotechnology industry, uncertainties related to the regulatory process and general changes in economic conditions. Investors should consult the Company's quarterly and annual filings with the U.S. securities commissions for additional information on risks and uncertainties relating to the forward-looking statements.
Investors are cautioned not to rely on these forward-looking statements. The Company does not undertake to update these forward-looking statements and disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future results, events or developments, except if we are requested by a governmental authority or applicable law.

Contact: Investor & Public Relations
Jakub Hryniewicz

(708) 829-4585
ir@bio-solutionscorp.com